Exhibit 99.1
SHARON BROWN-HRUSKA JOINS MARKETAXESS’ BOARD OF DIRECTORS
NEW YORK, April 22, 2010 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced that Dr. Sharon Brown-Hruska, a former Commissioner of the Commodity Futures Trading Commission, has joined the Company’s Board of Directors effective April 21.
“Sharon’s experience and expertise in financial market regulation and derivatives will be invaluable to the MarketAxess board as we prepare for the many regulatory changes coming to our markets,” said Richard M. McVey, MarketAxess Chairman and Chief Executive Officer. “Her advice has been widely sought after by both government entities and corporations as they seek to make sound decisions in complex financial markets.”
Dr. Brown-Hruska served as Commissioner (2002-2006) and Acting Chairman (2004-2005) of the U.S. Commodity Futures Trading Commission (CFTC), and also as Chairman of the CFTC’s Technology Advisory Committee and as a member of the President’s Working Group on Financial Markets. She is currently a Vice President in the Securities and Finance Practice of NERA Economic Consulting, a leading global provider of economic advice and analysis in business, legal and regulatory matters.
Dr. Brown-Hruska has advised exchanges, businesses and governments on regulation and compliance issues, and has addressed numerous governmental and financial organizations, including U.S. House and Senate committees, the International Monetary Fund, and the International Organization of Securities Commissioners. She has spoken on the regulation of derivatives, including credit default swaps, to the Managed Funds Association, Futures Industry Association, and the International Swaps and Derivatives Association, among other financial industry associations.
Before her public service, Dr. Brown-Hruska was an Assistant Professor of Finance at George Mason University and at Tulane University. She holds a PhD and M.A. in Economics and a B.A. in Economics and International Studies from Virginia Polytechnic Institute and State University.
“MarketAxess has played a leading role in the development of electronic markets, establishing a record of innovations benefiting market participants,” said Dr. Brown-Hruska. “MarketAxess has exciting opportunities to capitalize on the trends reshaping today’s market and to create value for its clients and shareholders.”
The addition of Dr. Brown-Hruska brings the number of directors on the MarketAxess board to 12, nine of whom, including Dr. Brown-Hruska, are “independent,” as defined within the meaning of NASDAQ listing standards. Additional information about MarketAxess’ Board of Directors and management team may be found on the Company’s website at www.marketaxess.com
About MarketAxess
MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Approximately 730 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 67 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.
MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com
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Media Relations Contacts:
Trey Gregory
MarketAxess Holdings Inc.
+1-212-813-6382
William McBride
Kreab Gavin Anderson
+1-212-515-1970